                                                                    EXHIBIT 99.4

PENTAIR, INC.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

NEWS RELEASE                                             [LOGO OF PENTAIR, INC.]

Pentair's Fourth Quarter 2003 EPS Rises 21 Percent to $0.69 as Sales and Profits Rise in the Water Technologies and Enclosures Groups

Pentair Generates Record Free Cash Flow of $219 Million

GOLDEN VALLEY, Minn. -- February 4, 2004 -- Pentair (NYSE: PNR) reported earnings per share (EPS) from continuing operations of $0.69 for the fourth quarter 2003, a 21 percent gain over fourth quarter 2002 EPS of $0.57. Sales for the fourth quarter totaled $682.8 million, a seven percent gain over sales of $640.3 million in the same period in 2002. Operating income for the fourth quarter totaled $63.3 million, up 18 percent compared to $53.9 million in the same period last year.

Pentair's net sales for 2003 totaled $2,724.4 million, up from the $2,580.8 million recorded in 2002. Operating income for the year totaled $259.6 million, versus $236.0 million in 2002. EPS from continuing operations in 2003 was $2.90, an 11 percent gain over 2002 EPS of $2.61. Full year free cash flow totaled $219.3 million, representing a 155 percent conversion of 2003 net income.

"Pentair's fourth quarter 2003 performance reflected continued benefits flowing from our five operating initiatives together with an improving economic environment," said Randall J. Hogan, Pentair chairman and CEO. "The Water Technologies Group turned in a tremendous quarter with solid organic sales growth and a 39 percent profit gain over the fourth quarter of 2002. Our Enclosures Group delivered an outstanding performance with margins of 10.5 percent in the fourth quarter -- the Group's eighth consecutive quarter of margin improvement. Coupled with six percent organic sales growth, the margin gain resulted in the strongest Enclosures Group performance since the first quarter of 2001. Our Tools Group continued to battle through competitive market conditions, and it too realized a fourth quarter sales gain of nearly three percent."

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In the Water Technologies Group, fourth quarter 2003 sales of $252.3 million increased nine percent versus the same period last year, driven principally by pool equipment, residential and commercial pumps, filtration, and the European water business. Excluding the impact of currency translation, sales were up seven percent. Operating income of $32.3 million increased 39 percent over the same period last year, with pump margins increasing due to productivity improvements and material savings. The European water business also contributed stronger profits resulting from productivity improvements and the effects of currency translation. Margins in the Group were 12.8 percent, up 280 basis points from those of the same period last year.

In the Enclosures Group, fourth quarter 2003 sales of $152.5 million were up 11 percent over the same period in 2002, or six percent excluding the impact of currency translation. The improved volume was driven by increased demand broadly spread across all electrical and electronic markets. Fourth quarter operating income of $16.0 million gained 69 percent over that of the previous year's fourth quarter, while margins increased 360 basis points to 10.5 percent. The Group's profit performance was driven by volume-related efficiencies and continued productivity improvements.

In the Tools Group, the fourth quarter was the first quarter in 2003 in which sales, excluding the effect of acquisitions, improved year-over-year. Sales of $278.2 million in the quarter were up 3 percent compared to the fourth quarter of last year. Operating income for the Group totaled $19.5 million, 21 percent below that of the same period last year due to competitive marketplace pricing, expenses related to capacity reductions, and other one-time costs. The Group expects to improve sales and margins in 2004 by leveraging its brand strength, introducing innovative products, and improving cost productivity.

Pentair reported a loss from discontinued operations of $0.06 per share for the fourth quarter and full year of 2003 due to a reduction in estimated proceeds related to exiting two remaining facilities associated with the fourth quarter 2001 disposal of Pentair's Equipment segment. There was no income or loss from discontinued operations in 2002.

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In a separate announcement, Pentair said it has entered into an agreement to acquire WICOR Industries, a subsidiary of Wisconsin Energy Corporation (NYSE:
WEC) of Milwaukee, Wisconsin. WICOR, which manufactures water system, filtration, and pool equipment products under the Sta-Rite, SHURflo, and Hypro brands, is expected to generate sales of approximately $750 million in 2003 and employs 3,500 people in 24 locations worldwide. Pentair expects the WICOR acquisition to be accretive to earnings in the first 12 months of ownership. Pentair also announced that it is exploring strategic alternatives for its Tools Group businesses.

"Our Water Technologies and Enclosures groups are performing well in an economy that seems to be gaining momentum," Hogan said. "Our acquisition of Everpure on December 31, 2003, has already reinforced our water filtration platform, and our planned acquisition of WICOR Industries will take Pentair's Water Technologies Group to an entirely new level of performance and profitability. Enclosures will continue to make the most of the sales gains it is capturing and this is expected to further enhance profitability. Meanwhile, the Tools Group is pursuing cost and productivity steps to strengthen its margins in 2004.

"Before any impact from WICOR, we expect to continue driving earnings growth and forecast EPS in the range of $3.15 to $3.30 for 2004," Hogan added. "We expect an increase of about 15 percent in the first quarter 2004."

A Pentair conference call scheduled for 9:00 a.m. CST today will be webcast live via http://www.pentair.com. The conference call, which can be found on the site's "Financial Information" page, will be archived at the same location.

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                         PENTAIR, INC. AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                      THREE MONTHS ENDED               YEAR ENDED
                                                  --------------------------    --------------------------
                                                  DECEMBER 31    DECEMBER 31    DECEMBER 31    DECEMBER 31
In thousands, except per-share data                  2003           2002           2003           2002
---------------------------------------------     -----------    -----------    -----------    -----------
Net sales                                         $   682,846    $   640,303    $ 2,724,365    $ 2,580,783
Cost of goods sold                                    509,594        486,556      2,045,327      1,965,076
                                                  -----------    -----------    -----------    -----------
Gross profit                                          173,252        153,747        679,038        615,707
    % of net sales                                       25.4%          24.0%          24.9%          23.9%

Selling, general and administrative                    98,405         89,276        375,586        342,806
    % of net sales                                       14.4%          13.9%          13.8%          13.3%

Research and development                               11,558         10,620         43,898         36,909
    % of net sales                                        1.7%           1.7%           1.6%           1.4%
                                                  -----------    -----------    -----------    -----------

Operating income                                       63,289         53,851        259,554        235,992
    % of net sales                                        9.3%           8.4%           9.5%           9.1%

Net interest expense                                   11,506         11,134         40,936         43,545
    % of net sales                                        1.7%           1.7%           1.5%           1.7%
                                                  -----------    -----------    -----------    -----------

Income from continuing operations before
 income taxes                                          51,783         42,717        218,618        192,447
    % of net sales                                        7.6%           6.7%           8.0%           7.5%

Provision for income taxes                             17,606         14,632         74,330         62,545
    Effective tax rate                                   34.0%          34.3%          34.0%          32.5%
                                                  -----------    -----------    -----------    -----------

Income from continuing operations                      34,177         28,085        144,288        129,902

Loss from discontinued operations, net of tax          (2,936)            --         (2,936)            --
                                                  -----------    -----------    -----------    -----------

Net income                                        $    31,241    $    28,085    $   141,352    $   129,902
                                                  ===========    ===========    ===========    ===========

EARNINGS PER COMMON SHARE
BASIC
Continuing operations                             $      0.70    $      0.57    $      2.95    $      2.64
Discontinued operations                                 (0.06)            --          (0.06)            --
                                                  -----------    -----------    -----------    -----------
Basic earnings per common share                   $      0.64    $      0.57    $      2.89    $      2.64
                                                  ===========    ===========    ===========    ===========

DILUTED
Continuing operations                             $      0.69    $      0.57    $      2.90    $      2.61
Discontinued operations                                 (0.06)            --          (0.06)            --
                                                  -----------    -----------    -----------    -----------
Diluted earnings per common share                 $      0.63    $      0.57    $      2.84    $      2.61
                                                  ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic                                                  48,963         49,305         48,938         49,235
Diluted                                                49,766         49,552         49,810         49,744

Cash dividends declared per common share          $      0.21    $      0.19    $      0.82    $      0.74

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                         PENTAIR, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                                 DECEMBER 31     DECEMBER 31
In thousands                                                        2003            2002
-----------------------------------------------------------     -------------   -------------
                                     ASSETS
CURRENT ASSETS
Cash and cash equivalents                                       $      47,989   $      39,648
Accounts and notes receivable, net                                    420,403         403,793
Inventories                                                           285,577         293,202
Deferred income taxes                                                  50,989          55,234
Prepaid expenses and other current assets                              26,205          18,931
                                                                -------------   -------------
Total current assets                                                  831,163         810,808

Property, plant and equipment, net                                    343,550         351,316

Goodwill                                                            1,373,549       1,218,341
Other assets                                                          235,113         133,985
                                                                -------------   -------------
Total assets                                                    $   2,783,375   $   2,514,450
                                                                =============   =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings                                           $          --   $         686
Current maturities of long-term debt                                   73,631          60,488
Accounts and notes payable                                            170,077         171,709
Employee compensation and benefits                                     84,587          84,965
Accrued product claims and warranties                                  37,148          36,855
Income taxes                                                           13,198          12,071
Other current liabilities                                             120,521         109,426
                                                                -------------   -------------
Total current liabilities                                             499,162         476,200

Long-term debt                                                        734,836         673,911
Pension and other retirement compensation                             101,704         124,301
Post-retirement medical and other benefits                             42,134          42,815
Deferred income taxes                                                  78,532          31,728
Other noncurrent liabilities                                           65,529          59,771
                                                                -------------   -------------
Total liabilities                                                   1,521,897       1,408,726

Shareholders' equity                                                1,261,478       1,105,724
                                                                -------------   -------------
Total liabilities and shareholders' equity                      $   2,783,375   $   2,514,450
                                                                =============   =============


Days sales in accounts receivable (13 month moving average)                56              59
Days inventory on hand (13 month moving average)                           63              63
Days in accounts payable (13 month moving average)                         51              53
Debt/total capital                                                       39.1%           39.9%

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                         PENTAIR, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                     YEAR ENDED
                                                                              --------------------------
                                                                              DECEMBER 31    DECEMBER 31
In thousands                                                                     2003            2002
--------------------------------------------------------------------------    -----------    -----------
OPERATING ACTIVITIES
Net income                                                                    $   141,352    $   129,902
Depreciation                                                                       61,129         58,833
Other amortization                                                                  4,514          5,869
Deferred income taxes                                                              33,134         29,677
Stock compensation                                                                    306             --
Loss from discontinued operations                                                   2,936             --
CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECTS OF BUSINESS ACQUISITIONS
      Accounts and notes receivable                                                 9,400         25,535
      Inventories                                                                  25,782         29,717
      Prepaid expenses and other current assets                                    (4,491)         8,147
      Accounts payable                                                            (15,530)       (18,356)
      Employee compensation and benefits                                           (6,423)         6,289
      Accrued product claims and warranties                                        (1,012)        (1,704)
      Income taxes                                                                  2,349          5,863
      Other current liabilities                                                     4,845        (18,384)
      Pension and post-retirement benefits                                          5,621         (4,787)
      Other assets and liabilities                                                   (178)        10,667
                                                                              -----------    -----------
          Net cash provided by continuing operations                              263,734        267,268
          Net cash provided by (used for) discontinued operations                    (796)         3,526
                                                                              -----------    -----------
             Net cash provided by operating activities                            262,938        270,794

INVESTING ACTIVITIES
Capital expenditures                                                              (43,622)       (33,744)
Acquisition of previously leased facility                                              --        (22,952)
Proceeds (payments) from sale of businesses                                        (2,400)         1,744
Acquisitions, net of cash acquired                                               (229,094)      (170,270)
Equity investments                                                                 (5,294)        (9,383)
Other                                                                                  48             (7)
                                                                              -----------    -----------
             Net cash used for investing activities                              (280,362)      (234,612)

FINANCING ACTIVITIES
Net short-term (repayments) borrowings                                               (873)           665
Proceeds from long-term debt                                                      780,857        462,599
Repayment of long-term debt                                                      (709,886)      (468,161)
Proceeds from exercise of stock options                                             5,795          2,730
Repurchases of common stock                                                        (1,589)            --
Dividends paid                                                                    (40,494)       (36,420)
                                                                              -----------    -----------
             Net cash provided by (used for) financing activities                  33,810        (38,587)

Effect of exchange rate changes on cash                                            (8,045)         2,209
                                                                              -----------    -----------
Change in cash and cash equivalents                                                 8,341           (196)
Cash and cash equivalents, beginning of period                                     39,648         39,844
                                                                              -----------    -----------
Cash and cash equivalents, end of period                                      $    47,989    $    39,648
                                                                              ===========    ===========

FREE CASH FLOW
Net cash provided by operating activities                                     $   262,938    $   270,794
Less capital expenditures (including buyout of synthetic lease)                   (43,622)       (56,696)
                                                                              -----------    -----------
Free cash flow                                                                $   219,316    $   214,098
                                                                              ===========    ===========

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                         PENTAIR, INC. AND SUBSIDIARIES

  SUPPLEMENTAL FINANCIAL INFORMATION BY REPORTABLE BUSINESS SEGMENT (Unaudited)

                                                FIRST QTR   SECOND QTR   THIRD QTR    FOURTH QTR       YEAR
In thousands                                      2003         2003        2003          2003          2003
-------------------------------------------    ----------   ----------   ---------    ----------    -----------
NET SALES TO EXTERNAL CUSTOMERS
Water                                          $  246,440   $  290,692   $ 270,901    $  252,332    $ 1,060,365
Enclosures                                        139,453      145,236     146,233       152,494        583,416
Tools                                             251,765      283,416     268,028       278,169      1,081,378
Intersegment sales elimination                       (142)        (355)       (148)         (149)          (794)
                                               ----------   ----------   ---------    ----------    -----------
Consolidated                                   $  637,516   $  718,989   $ 685,014    $  682,846    $ 2,724,365
                                               ==========   ==========   =========    ==========    ===========

OPERATING INCOME (loss)
Water                                          $   29,504   $   46,002   $  36,197    $   32,259    $   143,962
Enclosures                                          9,865       11,703      13,555        15,971         51,094
Tools                                              17,686       23,148      21,440        19,500         81,774
Other                                              (4,867)      (4,521)     (3,447)       (4,441)       (17,276)
                                               ----------   ----------   ---------    ----------    -----------
Consolidated                                   $   52,188   $   76,332   $  67,745    $   63,289    $   259,554
                                               ==========   ==========   =========    ==========    ===========

OPERATING INCOME AS A PERCENT OF NET SALES
Water                                                12.0%        15.8%       13.4%         12.8%          13.6%
Enclosures                                            7.1%         8.1%        9.3%         10.5%           8.8%
Tools                                                 7.0%         8.2%        8.0%          7.0%           7.6%
Consolidated                                          8.2%        10.6%        9.9%          9.3%           9.5%

                                                FIRST QTR   SECOND QTR   THIRD QTR    FOURTH QTR       YEAR
In thousands                                      2002         2002        2002          2002          2002
-------------------------------------------    ----------   ----------   ---------    ----------    -----------
NET SALES TO EXTERNAL CUSTOMERS
Water                                          $  211,411   $  265,531   $ 223,637    $  231,841    $   932,420
Enclosures                                        139,560      138,814     139,932       137,726        556,032
Tools                                             252,092      303,771     265,732       270,736      1,092,331
Intersegment sales elimination                         --           --          --            --             --
                                               ----------   ----------   ---------    ----------    -----------
Consolidated                                   $  603,063   $  708,116   $ 629,301    $  640,303    $ 2,580,783
                                               ==========   ==========   =========    ==========    ===========

OPERATING INCOME (loss)
Water                                          $   29,747   $   43,708   $  29,969    $   23,135    $   126,559
Enclosures                                          4,608        6,995       8,884         9,455         29,942
Tools                                              16,686       30,837      25,479        24,596         97,598
Other                                              (5,314)      (6,948)     (2,510)       (3,335)       (18,107)
                                               ----------   ----------   ---------    ----------    -----------
Consolidated                                   $   45,727   $   74,592   $  61,822    $   53,851    $   235,992
                                               ==========   ==========   =========    ==========    ===========

OPERATING INCOME AS A PERCENT OF NET SALES
Water                                                14.1%        16.5%       13.4%         10.0%          13.6%
Enclosures                                            3.3%         5.0%        6.3%          6.9%           5.4%
Tools                                                 6.6%        10.2%        9.6%          9.1%           8.9%
Consolidated                                          7.6%        10.5%        9.8%          8.4%           9.1%

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About Pentair, Inc.

Pentair is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair's Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair's 2003 revenues totaled $2.7 billion. The company employs 12,000 people in more than 50 locations around the world.

Any statements made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Contacts:
Pentair: Mark Cain
Tel. (763) 656-5278
E-mail: mark.cain@pentair.com